FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
May 11, 2009	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Announces First Quarter Results

Non-Cash Intercompany Charges Dominate Quarter Loss

Salt Lake City, May 11, 2009, – FX Energy, Inc. (NASDAQ: FXEN) today announced financial results for its first quarter ended March 31, 2009. The Company reported net earnings of $(24.4) million, or $(0.58) per share for the first quarter of 2009. Excluding non-cash foreign currency exchange losses of $(20.4) million, the Company’s first quarter loss would have been $(4.0) million, or $(0.09) per share, approximately equal to the $(4.3) million, or $(0.11) per share reported in the first quarter of 2008.

The Company’s total net production decreased from 419 Mmcfe during the first quarter of 2008 to 378 Mmcfe during the 2009 quarter. The production decline is due almost entirely to the Company’s Wilga well in eastern Poland, where production is projected to continue declining throughout the year. However, production from the Company’s largest discovery to date, the Roszkow well, is planned to start later this year, which is expected to put daily production at year-end 2009 well ahead of 2007 and 2008 year-end production levels.

Lower oil and gas revenues contributed to the loss, declining from $3.3 million during the 2008 first quarter to $1.8 million during the 2009 first quarter. Oil prices during the first quarter of 2009 averaged $33.94 per barrel, compared to $86.10 per barrel during the same quarter of 2008, a decrease of 61%. Gas prices in Poland were higher in the 2009 first quarter than in the same quarter of 2008, but the weaker Polish zloty resulted in a decrease in average Polish gas prices when converted to U.S. dollars. The average exchange rate during the first quarter of 2008 was 2.39 zlotys per U.S. dollar. The average exchange rate during the first quarter of 2009 dropped to 3.45 zlotys per U.S. dollar, a change of 45%.

“Despite the fact that our gas prices in Polish zlotys were actually 25% higher this year compared to last year, the weaker zloty resulted in a 25% decrease in U.S. reported average gas prices for the quarter,” said David N. Pierce, CEO. “However, the situation is reversed for our drilling, operating and exploration costs. Exchange rates may continue to be volatile, and in fact the zloty is stronger now than it was at the end of the first quarter.”

The non-cash foreign exchange charge of $20.4 million for the first quarter of 2009 is included in other income and expense. The charge comes primarily from recognition of gains and losses on intercompany loans from FX Energy, Inc., to FX Poland, our wholly-owned subsidiary. These are non-cash losses only, and could vary greatly depending upon future exchange rate changes.

The Company reported negative U.S. dollar denominated earnings before interest, taxes, depreciation, amortization, exploration expense, and other non-cash charges (EBITDAX)(1). EBITDAX during the first quarter of 2009 was $(0.7) million, compared to $1.2 million in the first quarter of 2008. At March 31, 2009, the Company’s cash and investments were $9.1 million.

Earnings Conference Call Tomorrow, Tuesday, May 12, 2009 at 12:00 PM. Eastern (10:00 AM Mountain)

The Company will host a conference call and webcast tomorrow to discuss 2009 first quarter results and update operational items at 12:00 p.m. Eastern Time. Conference call information is as follows: US dial-in-number: 877-741-4251; International dial-in-number: 719-325-4804; Passcode: 6770564. Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com. A rebroadcast will also be available through the Company’s website. For those that are unable to participate in the live call, a rebroadcast will be available for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

(1) Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization, exploration expense, and other non-cash charges (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production Company’s ability to internally fund exploration and development activities and to service debt. EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles. The table below reconciles EBITDAX with income from continuing operations as derived from the Company’s financial information.

EBITDAX:	Year Ended
	31-Mar-09	31-Mar-08
Net loss	$ (24,404)	$ (4,292)
Foreign exchange loss (gain)	20,450	(23)
Interest income and expense, net	135	(23)
Depletion, depreciation and amortization	374	715
Exploration expense	2,120	4,051
Other non-cash items	616	774
EBITDAX	$ (709)	$ 1,202

______________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(in thousands)

	March 31,	December 31,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$8,306	$16,588
Marketable securities	817	4,105
Receivables:
Accrued oil and gas sales	1,098	1,093
Other receivables	68	1,720
Input VAT receivable	1,239	2,514
Inventory	216	211
Other current assets	394	450
Total current assets	12,138	26,681

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	26,393	28,600
Unproved	2,474	2,770
Other property and equipment	7,084	6,667
Gross property and equipment	35,951	38,037
Less accumulated depreciation, depletion and amortization	(10,994)	(11,164)
Net property and equipment	24,957	26,873

Other assets:
Certificates of deposit	406	406
Loan fees	850	842
Total other assets	1,256	1,248

Total assets	$38,351	$54,802

-Continued-

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share data)

-Continued-

	March 31,	December 31,
	2009	2008
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,652	$7,779
Accrued liabilities	603	4,937
Total current liabilities	4,255	12,716

Long-term liabilities:
Notes payable	25,000	25,000
Asset retirement obligation	1,851	1,932
Total long-term liabilities	26,851	26,932

Total liabilities	31,106	39,648

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of March 31, 2009 and December 31, 2008; no shares
outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of March 31, 2009 and December 31, 2008; 42,451,978
and 42,202,878 shares issued and outstanding as of March 31,
2009 and December 31, 2008, respectively	42	42
Additional paid in capital	159,209	158,075
Cumulative translation adjustment	32,498	17,137
Accumulated deficit	(184,504)	(160,100)
Total stockholders’ equity	7,245	15,154

Total liabilities and stockholders’ equity	$38,351	$54,802

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended
	March 31,
	2009	2008
Revenues:
Oil and gas sales	$1,762	$3,271
Oilfield services	20	954
Total revenues	1,782	4,225
Operating costs and expenses:
Lease operating expenses	747	877
Exploration costs	2,120	4,051
Oilfield services costs	181	567
Depreciation, depletion and amortization	374	715
Accretion expense	8	21
Stock compensation	439	626
General and administrative costs	1,732	1,706
Total operating costs and expenses	5,601	8,563
Operating loss	(3,819)	(4,338)

Other income (loss):
Interest income (expense), net and
other income (expense)	(135)	23
Foreign exchange gain (loss)	(20,450)	23
Total other income (expense)	(20,585)	46

Net loss	$(24,404)	$(4,292)

Other comprehensive income (loss):
Foreign currency translation adjustment	15,361	--
Decrease in market value of available for sale
marketable securities	--	(305)
Comprehensive loss	$(9,043)	$(4,597)

Basic and diluted net loss per common share	$(0.58)	$(0.11)
Basic and diluted weighted average number of shares
outstanding	42,396	39,053

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	For the Three Months Ended
	March 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(24,404)	$(4,292)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation, depletion and amortization	374	715
Accretion expense	8	21
Amortization of bank fees	46	46
Stock compensation	439	626
Foreign exchange losses	19,025	--
Common stock issued for services	709	665
Increase (decrease) from changes in working capital items:
Receivables	1,881	(1,082)
Inventory	(5)	(31)
Other current assets	41	78
Other assets	(61)	--
Accounts payable and accrued liabilities	(4,659)	(1,295)
Net cash used in operating activities	(6,606)	(4,549)

Cash flows from investing activities:
Additions to oil and gas properties	(2,472)	(743)
Additions to other property and equipment	(433)	(308)
Additions to marketable securities	(10)	(68)
Proceeds from maturities of marketable securities	3,798	3,500
Net cash provided by investing activities	883	2,381

Cash flows from financing activities:
Payments on loan related to auction rate securities	(2,408)	--
Proceeds from exercise of stock options and warrants	--	7,169
Net cash (used in) provided by financing activities	(2,408)	7,169

Effect of exchange rate changes on cash	(151)	--

Net increase (decrease) in cash	(8,282)	5,001
Cash and cash equivalents at beginning of year	16,588	4,262

Cash and cash equivalents at end of period	$8,306	$9,263